Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of February 3, 2014 but only effective for all purposes as of the Effective Date (as defined below) by and between Dipexium Pharmaceuticals, LLC, a limited liability organized under the laws of the State of Delaware (to be converted into a Delaware corporation and thereafter known as Dipexium Pharmaceuticals, Inc., the “Company”), and David Garrett (the “Executive”).

WHEREAS, the Company plans: (i) to consummate a conversion to a corporate form from a Delaware limited liability company to a Delaware corporation and (ii) following such conversion, to consummate an initial public offering of its common stock (the “IPO” and such events, the “Conditions,” and the date that both of the Conditions have been satisfied, the “Effective Date”); and

WHEREAS, as of the Effective Date, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Term of Employment.  Subject to the provisions of Section 5 of this Agreement, the Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the three-year anniversary of the Effective Date (the “Term”).  The Term shall be renewed automatically for additional one year period(s) unless terminated by the Company in writing by notice to Executive delivered no fewer than six (6) months prior to expiration of the then-applicable Term.

2.                                      Position.

(a)                                   Duties.  The principal duties of the Executive shall be to serve in the position of Vice President, Finance & Corporate Development of the Company.  As Vice President, Finance & Corporate Development, the Executive shall perform the following functions and responsibilities:

(i)                                     work with the Company’s executive team to develop corporate and business level strategies and to communicate key positioning and performance metrics to financial and strategic constituencies;

(ii)                                  advise and assist the Company’s executive team regarding development of the Company’s product(s) in international markets;

(iii)                               consider and analyze new business and corporate opportunities for the Company;

(iv)                              Advise and assist the Company’s executive team in connection with the financial management of the Company including, without limitation, earnings releases and consideration for future financing or business development opportunities;

(v)                                 Advise and assist the Company’s executive team with the development and maintenance of a financial model and/or product based financial feasibility studies, as appropriate, for the Company throughout the Term;

(vi)                              Monitor competitive products and competitive markets on an ongoing basis;

(vii)                           Develop financial forecasts and budgets for Employee’s assigned areas of responsibility;

(viii)                        Track and review actual results versus plan and forecast for monitoring business performance and compliance;

(ix)                              Conduct due diligence on corporate capabilities, clinical, regulatory, distribution/marketing channels, and strengths and weaknesses to provide strategic insights and recommendations;

(x)                                 Build financial models to validate the costs/benefits of new initiatives, considering budget, organizational impact and financial reward; and

(xi)                              Use sound financial and market analysis to build a case and make a recommendation for taking a strategic position.

Further responsibilities may include such other duties as would be consistent with the duties and responsibilities normally associated with Employee’s position in corporations of similar size and nature to the Company, and to render such other services as are reasonably necessary or desirable to protect and advance the best interests of the Company.

(b)                                   Devotion of Time to Company’s Business.  The Executive shall use his best efforts, skills and abilities to promote and protect the interests of the Company and devote substantially all of his working time and energies to the business and affairs of the Company.  Notwithstanding anything to the contrary contained herein, the Executive (i) may serve on the board(s) of additional companies or organizations and receive compensation for such services rendered and (ii) may engage in charitable, civic, fraternal, professional and trade association activities, provided that in each such case the activities engaged in by the Executive do not materially interfere with his primary obligations to the Company and do not materially reduce the amount of his working time devoted to the business and affairs of the Company.

(c)                                    Directors and Officers Liability Insurance.  During the Term and for a period of six years thereafter, the Company, or any successor to the Company resulting from a change in control, shall maintain a directors and officers liability insurance policy (or policies) in a minimum amount of $3,000,000 which shall provide comprehensive coverage to Executive.

(d)                                   Best Efforts.  The Executive shall use his best efforts to carry out and successfully complete the assignments, tasks and job activities required, from time to time, to be performed to carry out Executive’s duties and responsibilities during the Term.  The Executive’s duties and assignments shall be undertaken at such location(s) as may be determined from time to time by the Company, but in no event shall Executive be required to perform his duties on a regular basis at any location more than 25 miles from the location where Executive regularly performs his duties for the Company immediately prior to the Effective Date.

(e)                                    Company Rules, Policies and Regulations.  The Executive shall, at all times, conduct himself in a professional manner and adhere to the standards, ethical obligations, rules, policies, regulations and procedures of the Company which are presently in force or which may be established from time to time by the Company.  Executive shall take no intentional action that violates any law, rule or regulation whatsoever while acting in his capacity as employee.

3.                                      Compensation and Benefits.

(a)                                 Base Salary.  As of the Effective Date, the Executive shall be paid a base salary in consideration for his services provided to the Company at the rate of $265,000 per annum (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  Increases in Base Salary during the Term shall be determined from time to time in the sole discretion of the Board or any committee of the Board based upon such criteria as they deem relevant, or based on no particular criteria whatsoever.

(b)                                 Additional Compensation.  The Executive shall have an annual bonus target equal to 25% of the then current Base Salary for each calendar year during the Term (the “Annual Bonus” and, together with the Base Salary, the “Annual Compensation”).  The Annual Bonus shall be fixed for the first year of Executive’s employment hereunder but thereafter shall be determined by consideration of the Board or Compensation Committee, as applicable, in its sole discretion, based upon criteria to be established in their sole discretion.  The Annual Bonus shall be paid to the Executive on or prior to the March 15 following the end of the year for which such Annual Bonus was earned; provided, that if the criteria for determining the Annual Bonus requires a review of the Company’s audited financial statements, the Annual Bonus (if payable) shall be paid on the 20th day after receipt by the Company of the audited financial statements.  The Executive also shall receive a one-time special cash bonus equal to $50,000 payable by the Company on the Effective Date.  The Executive also shall be entitled to receive additional cash, equity or other compensation or benefits in consideration for his services provided to the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or Compensation Committee, as applicable, which determines such compensation.  The Board and/or the Compensation Committee, as applicable, shall conduct a review not less than once each year in the month of December, and such additional compensation, if any, shall be based on, among other things, the Executive’s and the Company’s performance; provided, that any such additional compensation shall be structured and/or paid in a manner that avoids or complies with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”).

(c)                                  Equity Awards, etc.

(i)                                     On the Effective Date, the Executive shall receive a one-time grant of stock options (the “Initial Option Grant”) to purchase shares of Company common stock in an amount equal to two percent (2.0%) of the primary shares of Company common stock outstanding following the satisfaction of the each of the Conditions.  The Initial Option Grant: (A) shall be issued under and be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “Plan”), (B) will vest in thirty-six (36) equal monthly installments beginning on the one month anniversary of the Effective Date, (C) will have a per share exercise price equal to the Fair Market Value (as defined in the Plan) of a share of Company common stock on the Effective Date, and (D) shall provide for cashless exercise (in accordance with the applicable provisions of the Plan).

(ii)                                  In addition to the other compensation payable to the Executive hereunder, the Executive shall be entitled to receive grants of stock options, restricted stock and/or any other equity incentive awards available to senior executives of the Company, under the Plan or any other equity incentive plans adopted by the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or the Compensation Committee of the Board, as applicable, which determines such equity grants.

(d)                                 Tax Gross-Up Payment.  Upon the occurrence of a Change in Control (as defined below) of the Company, if all or any portion of the payments provided under this Agreement and/or any other payments and benefits that the Executive receives or is entitled to receive from the Company or an affiliate thereof constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (each such payment, a “Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (“Excise Tax”), then in addition to any other benefits to which the Executive is entitled under this Agreement, the Company shall pay the Executive an additional amount in cash (the “Gross-Up Payment”) such that the net amount received by the Executive in connection with the Change in Control, after payment of any Excise Tax by Executive, shall be equal to the aggregate Parachute Payments payable to the Executive.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.  Any Gross-Up Payment due to the Executive under this Section 3(d) shall be paid to the Executive no later than the end of the year following the year in which the Executive or the Company paid the related taxes.

(e)                                  Withholding.  All salaries, bonuses and other benefits payable to the Executive shall be subject to payroll and withholding taxes as may be required by law.

4.                                      Employee Benefits; Business Expenses.

(a)                                 Employee Benefits.  During the Term, the Executive and his dependents shall be entitled to participate in the Company’s healthcare plans, welfare benefit plans, fringe benefit plans and any qualified or non-qualified retirement plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of the Company, in accordance with the Company policy as in effect from time to time and in accordance with the terms of the applicable plan documents (if any).  If at any time the Company does provide a health insurance plan for which the Executive is eligible, the Executive shall be entitled to reimbursement by the Company of the cost of health insurance paid by the Executive for the Executive and his family.  Any such reimbursement shall be paid to the Executive not later than March 15 of the year following the calendar year in which the Executive paid such cost.

(b)                                 Perquisites.  During the Term, the Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with Company policies as in effect from time to time.

(c)                                  Expenses.  The Executive shall be entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities hereunder, in accordance with the Company’s reimbursement and expenses policies, as in effect from time to time.

(d)                                 Vacation.  The Executive shall be entitled to five (5) weeks paid vacation per annum; provided, that the Executive shall be paid annually in cash for vacation days not taken by him; provided that any such payment shall be paid to the Executive not later than March 15 of the year following the calendar year in which the unused vacation days accrued.

5.                                      Termination.

(a)                                Definitions.  For purposes of this Agreement:

“Cause” shall mean (i) the Executive’s gross negligence and/or willful misconduct (as such terms are generally understood and applied to the performance of an executive) in the performance of his material duties with respect to the Company as determined, in each case, by a court of competent jurisdiction not subject to further appeal or a final arbitration award, as provided hereunder, (ii) the conviction by the Executive of a crime constituting a felony or (iii) the Executive shall have committed any material act of malfeasance, disloyalty, dishonesty or breach of fiduciary duty against the Company, for which the Executive shall have a ten (10) day cure period following notice thereof from the Company (except for a conviction pursuant to subsection (ii), for which there shall be no cure period).

“Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(i)                                     An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent

(40%) or more of the combined voting power of the Company’s then outstanding Voting Securities; or

(ii)                                  The individuals who, as of the Effective Date, are members of the Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the Board; or

(iii)                               the consummation, in one or a series of related transactions, of:

(A)                               A merger, consolidation or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B)                               A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(C)                               An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

“Date of Termination” shall mean the date the Notice of Termination is given to the respective party; provided, however, that with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable cure period.

“Disability” shall mean the Executive has become physically or mentally incapacitated and is therefore unable for a period of four (4) consecutive months to perform any of the material elements of his duties hereunder.  Any question as to whether the Executive has a Disability as to which he (or his legal representative) and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his legal representative) and the Company.  If the Executive (or his legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of whether the Executive has a Disability, as made in writing to the Company and the Executive by such physician(s), shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean (i) a breach by the Company of any of its material obligations or covenants set forth in this Agreement, (ii) a material reduction of the duties, responsibilities or title of the Executive, (iii) the assignment to the Executive of any duties or responsibilities that are inconsistent, in any significant respect, with his position, for which the Company shall have a ten (10) day cure period following notice thereof from Executive to the Company, (iv) an abandonment of, or fundamental change in, the primary business or primary products of the Company, (v) a Change of Control, but only if the Executive’s resignation occurs within twelve (12) months after the occurrence of such Change of Control.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall be communicated, in writing, to the other party hereto in accordance with the provisions of Section 10(g) hereof.

(b)                                By the Company for Cause or by the Executive Without Good Reason.

(i)                                     The Term and the Executive’s employment hereunder may be terminated by the Company for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive (except where the Executive is entitled to a cure period, in which case such Date of Termination shall be upon the expiration of such cure period if such matter constituting Cause is not cured) and shall terminate automatically upon the Executive’s resignation (other than for Good Reason or due to the Executive’s death or Disability).

(ii)                                  If the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns other than for Good Reason, the Executive shall be entitled to receive:

(A)                             any earned but unpaid Base Salary and/or accrued but unused vacation, all vested equity, and any earned but unpaid bonus awards through the Date of Termination,

(B)                             reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the year in which the Date of Termination occurred), and

(C)                             such Employee Benefits, if any, as to which he may be entitled upon termination of employment under the terms of the plan documents and applicable law (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

Following the Executive’s termination of employment by the Company for Cause or if he resigns other than for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits or perquisites under this Agreement and all unvested option or restricted stock grant awards shall immediately be cancelled without the need for any action by the Company.

(c)                                 By the Company Other Than for Cause or by the Executive for Good Reason.

(i)                                     The Term and the Executive’s employment hereunder may be terminated by the Company other than for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive and shall terminate automatically and immediately upon the Executive’s resignation for Good Reason at the end of any applicable cure period if the circumstances giving rise to Good Reason are not cured.

(ii)                                  If the Executive’s employment is terminated by the Company other than for Cause, or if the Executive resigns for Good Reason, the Executive shall receive and the Company shall pay to Executive on the Date of Termination:

(A)                             any earned but unpaid Base Salary and/or accrued but unused vacation, all vested equity, and any earned but unpaid bonus awards through the Date of Termination, plus an additional twelve (12) months of Base Salary, together in a lump sum payment; provided, however, that the Executive shall not be entitled to any such additional Base Salary or earned but unpaid cash bonuses in the event such termination or resignation is due solely to the Company’s inability to pay its debts as they generally come due;

(B)                             acceleration of any then unvested stock options, restricted stock grants or other equity awards;

(C)                             payment or reimbursement, as applicable, of the full health insurance costs for the Executive and his family under a Company-provided group health plan or otherwise for twenty four (24) months following termination by the Company other than for Cause or resignation by Executive for Good Reason, provided that any such payment or reimbursement which constitutes deferred compensation under Section 409A shall be made annually within thirty (30) days after the end of the calendar year in which the health insurance costs were incurred;

(D)                             reimbursement for any accrued but unused vacation days and/or unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the year in which the Date of Termination occurred); and

(E)                              such other Employee Benefits, if any, as to which he may be entitled upon termination of employment hereunder.

Following the Executive’s termination of employment by the Company other than for Cause or if he resigns for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.  Notwithstanding the foregoing, in order to be eligible for any of the severance payments and benefits under this Section 5(c), the Executive must execute and deliver to the Company a general release in a form reasonably satisfactory to the Board.  If the payments to be made under this Section 5(c) are otherwise subject to Section 409A, they shall be made, or commence to be made, on the first pay period following the date that is thirty (30) days after the Executive’s employment terminates.  If the payments are not otherwise subject to Section 409A, they shall be made, or commence to be made, on the first business day after the release becomes effective.  The initial payment shall include any unpaid amounts from the date the Executive’s employment terminated, subject to the Executive’s executing and delivering the release on the terms as set forth above.

(d)                                Death or Disability.  The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company, within ten (10) days after the delivery of a Notice of Termination by the Company to the Executive (or his legal representative) in the event of the Executive’s Disability.  Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(b) hereof, except that Executive (in case of Disability) or the estate (in the event of death) shall have the right to exercise any unexercised and vested options for a period of 90 days, and, in addition, to receive payment for accrued but unpaid vacation time, if any.  Following the Executive’s termination of employment due to death or Disability, except as set forth herein or as required by applicable law, the Executive (nor his estate) shall have no further rights to any compensation or any other benefits under this Agreement.

(e)                                 Payment of Amounts Owed upon Termination of Employment.  Unless otherwise provided herein, any amounts payable to the Executive for earned but unpaid Base Salary and cash, equity or other bonus awards through the Date of Termination shall be paid within ten (10) business days after the Date of Termination.

6.                                      Restrictive Covenants.

(a)                                 Definitions.

(i)                                     “Confidential Information” means all confidential and proprietary of, about, or relating to the Company and the Company Business, including, without limitation, any and all documents received or generated by Executive, existing and potential customer lists, trade secrets (as defined under applicable state law), pricing, financial, corporate, and personnel information, customer data, methods of operation, business plans, techniques, prototypes, sketches, drawings, models, inventions, know-how, processes, apparatus, software programs, computer codes, source codes, equipment, algorithms, source documents, formulae, methods, data, descriptions relating to current, future, and proposed products and services, information concerning research, experimental work, development, specifications, engineering, procurement requirements, purchasing, agents and suppliers, business forecasts, marketing plans and information received from third parties (including customers) that is subject to a duty on Executive’s part to maintain its confidentiality.  Confidential Information does not include information that is generally known to the public, provided it is generally known to the public other than as a result of disclosure of such information by Executive in violation of this Agreement.

(ii)                                  “Commercial Partner” means each third party person or entity with whom Executive interacts on behalf of the Company during the term of his employment with the Company, whether pursuant to this Agreement or otherwise, including, without limitation, licensors, licensees, contract research organizations, contract sales organizations and joint venture partners; provided that, on the date of the termination of Executive’s employment with the Company, Commercial Partner shall mean those third party persons and entities with whom Executive interacted on behalf of the Company during the Lookback Period.

(iii)                               “Company Business” means the business(es) engaged in by the Company, from time to time during the term of Executive’s employment with the Company, whether pursuant to this Agreement or otherwise; provided that, on the date of the termination of Executive’s employment with the Company, the Company Business shall be the business(es) engaged in by the Company during the Lookback Period.

(iv)                              “Former Employee” means any person who has been employed or engaged as an independent contractor by the Company during the Look Back Period.

(v)                                 “Former Commercial Partner” means each third party person or entity who is not a Commercial Partner but was a Commercial Partner during the Look Back Period.

(vi)                              “Look Back Period” means the two (2) year period immediately preceding the earlier of: (1) the date on which the definition in question is being determined; or (2) the date when Executive is no longer employed by the Company, whether pursuant to this Agreement or otherwise.

(vii)                           “Prospect” means each person or entity who is not a Commercial Partner, and for whom, at any time during the Look Back Period, the Company, whether through its employees, contractors or vendors, expended directed marketing efforts or undertook other business development efforts which resulted in at least an indication of interest from such person or entity of becoming a Commercial Partner.

(viii)                        “Territory” means the United States and Canada.

(b)                                 Non-Solicitation, Non-Competition and Non-Piracy.  For the term of Executive’s employment, whether under this Agreement or otherwise, and for a period of one (1) year after the cancellation, termination or expiration of Executive’s employment with the Company (the “Restriction Period”), by whatever means and for whatever reason, Executive shall not, directly or indirectly, individually, or jointly with others, for the benefit of Executive or any third party:

(i)                                     have any equity or other ownership interest in, or become a director or manager of, or be otherwise associated with, or engaged or employed by, any Commercial Partner, Prospect or Former Commercial Partner or their subsidiary or parent entities or affiliates in any job or career that relates to or concerns any activity substantially similar, in whole or in part, to the Company Business;

(ii)                                  solicit, render services to, or accept business from any Commercial Partner or Prospect or any of their subsidiary or parent entities or affiliates for any business activity that relates to or concerns any activity substantially similar, in whole or in part, to the Company Business; provided that Executive shall not be bound by the foregoing with respect to persons to whom Executive has made sales or otherwise provided products and services prior to the date hereof; and provided further, however, if this Agreement is terminated pursuant to Section 5(c), the restrictive covenant contained in this subsection shall only apply if Employee had ever received the Base Salary and then only for so long as Employee receives payments under Section 5(c) in a timely manner; and

(iii)                               solicit, hire, compensate or engage as an employee, agent, contractor, shareholder, member, joint venturer, or consultant, whether or not for consideration, any of the Company’s employees or otherwise induce any of the Company’s employees, subcontractors or vendors to change their relationship with the Company.

(c)                                  Confidentiality.  Executive shall never: (i) disclose any Confidential Information; and (ii) directly or indirectly give or permit any person or entity to have access to any Confidential Information; and (iii) make any use, commercial or otherwise, of any Confidential Information, except, solely as reasonably required to perform Executive’s employment duties with the Company and solely for the benefit of the Company.

(d)                                 Restrictive Covenants Scope.  The parties acknowledge that the provisions of this section are necessary and reasonable to protect the legitimate business interest of the Company and any violation of the provisions of this section will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such violation.  Accordingly, Executive agrees that if the provisions of this section are violated, in addition to any other remedy which may be available in equity or at law, the Company shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages.

(e)                                  Tolling of Restriction Period.  In the event of Executive’s breach of one or more of the provisions of this section, the running of the Restriction Period shall be tolled during the continuation of such breach(es) and recommence only upon Executive’s full and complete compliance with the provisions of this Section 6.

(f)                                   Judicial Modification.  In the event a court of competent jurisdiction holds one or more of the provisions of the restrictive covenants invalid as to length of time or geographic scope, then this Section 6 shall be amended to reflect a different length of time and/or geographic scope.

7.                                      Works for Hire and Intellectual Property. Executive acknowledges and agrees that: (a) all Work Product (as defined below) that so qualifies shall be deemed a work for hire; and (b) he hereby assigns all of his intellectual property and other rights in all other Work Product to the Company.  All right, title and interest in and to, and the right to pursue protection for, Work Product shall vest solely with the Company.  Upon request by the Company, Executive shall use reasonable efforts, at no additional expense, to assist the Company in securing any intellectual property protection for Work Product and shall execute all documents reasonably necessary to effect an assignment as contemplated herein.  No license is granted to Executive in, to or under any Work Product or other intellectual property (including, but not limited to, patents, trade secrets, copyrighted materials and trademarks) owned, licensed or otherwise assertable by Executive by express or implied grant, estoppel or otherwise, except for a limited right to use any such intellectual property solely in the performance of Executive’s employment duties and solely for the benefit of the Company.  All benefits from the use of any such intellectual property, including Work Product, shall inure solely to the Company.  “Work Product” means all tangible or intangible works: (X) (1) created, produced or modified during or in connection with Executive’s employment by the Company; or (2) which are related to, or that can be utilized in, the Company Business; and (Y) that could qualify as the subject matter of a copyright, patent, trade secret or any other form of intellectual property; and shall include, without limitation, all work produced by or for the benefit of the Company, any Company Affiliated Party, Commercial Partners, Former Commercial Partners and Prospects.

8.                                      Company Property.  Executive agrees that all Company Property (as defined below) is the property solely of the Company and Executive waives and relinquishes any and all interests or property rights he or she may have therein in favor of the Company.  Executive shall immediately return all of the Company Property to the Company at the Company’s address or such other location as may be directed by the Company upon: (A) the Company’s request at any time; and (B) upon the termination of Executive’s employment.  “Company Property” includes, but is not limited to: (X) records relating to Commercial Partners, Former Commercial Partners, Prospectus and Confidential Information in whatever form they exist, and by whomever prepared, including, but not limited to, notes of Executive; (Y) tangible embodiments of or containing Work Product or Confidential Information; and (Z) tangible and intangible property pertaining to the Company Business or arising out of or used by Executive in the performance of his duties for the Company.

9.                                      Independent Covenant.  Executive acknowledges and agrees that the provisions of sections 6, 7 and 8 hereof are independent covenants and no actual or alleged breach by the Company of any provision of this Agreement or the employment relationship shall be grounds for relieving Executive from his obligations thereunder.

10.                               Miscellaneous.

(a)                                   Governing Law.  This Agreement shall be construed and governed under and by the laws of the State of New York, without regard to the conflicts of laws principles thereof.

(b)                                   Arbitration of Claims.  In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement or the breach thereof, the Company and Executive agree to settle the dispute, claim, question or disagreement by arbitration before a single arbitrator in New York County, New York selected by, and such arbitration to be administered by, the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Each of the Company and Executive hereby agrees and acknowledges that all disputes between or among them are subject to the alternative dispute resolution procedures of this Section 10(b).  Each of the Company and Executive agrees that any aspect of alternative dispute resolution not specifically covered in this Agreement shall be covered, without limitation, by the applicable AAA rules and procedures.  Each of the Company and Executive further agree that any determination by the arbitrator regarding any dispute, claim, question or disagreement arising from or relating to this Agreement shall be final and binding upon the parties hereto and shall not be subject to further appeal.  Each of the Company and Executive shall bear its own costs and expenses and an equal share of the arbitrator’s fees and administrative fees of arbitration; provided, however, that upon receipt of the determination by the arbitrator, the prevailing party shall have all reasonable out-of-pocket fees and expenses reimbursed promptly (in all events within 10 calendar days following delivery to both parties of the arbitrator’s decision) by the non-prevailing party in any such dispute.

(c)                                    Entire Agreement; Amendments.  This Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein.  The publication, amendment, supplementation or replacement of an employee handbook by the Company shall not be deemed to alter, amend or modify the terms and conditions of this Agreement.  No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged.  No purported waiver by any party of any default by another party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d)                                   No Waiver.  No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement.  No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(e)                                    Severability.  If any term or provisions of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid, shall both be unaffected thereby and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(f)                                     Assignment.  This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to his estate.  The Company and its successors and assigns may, at any time and from time to time, assign its rights and obligations under this Agreement, including, without limitation, the rights arising pursuant to sections 6, 7 and 8, without Executive’s consent to a buyer of all or substantially all of the assets, or a majority of the voting stock, of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)                                    Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or internationally recognized courier service addressed to the respective addresses set forth below in this Agreement, or via facsimile to the number set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Dipexium Pharmaceuticals, Inc.

Attention: President

Fax:

If to the Executive:

David Garrett

To the most recent address of the Executive set forth in the personnel records of the Company.

(h)                                 Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Company regarding the terms and conditions of the Executive’s employment with the Company.

(i)                                     Cooperation.  The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

(j)                                    Execution and Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k)                                 Survival.  Sections 6, 7, 8 and 10 shall survive the termination, cancellation or expiration of this Agreement by whatever means for whatever reason.

(l)                                     Fees and Expenses.  In the event the Company shall fail or refuse to make or authorize any payment of any amount otherwise due to the Executive hereunder within the appropriate period of time, then the Company shall reimburse the Executive for all reasonable expenses (including reasonable counsel fees and expenses) incurred by him in enforcing the terms hereof, within five (5) business days after demand accompanied by evidence of fees and expenses incurred.  With regard to any dispute pursuant to this Agreement, the Company and Executive agree that the non-prevailing party shall promptly reimburse any and all reasonable attorneys’ fees to the prevailing party in connection therewith.  Any reimbursement hereunder shall be paid promptly and in no event later than the end of the taxable year next following the taxable year in which the expense was incurred.

(m)                             Section 409A.

(i)                                     The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A, or be provided in a manner that complies with Section 409A and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.  Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).  Further, if the Executive is a “specified employee” as such term is defined under Section 409A at the time of a termination of employment and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated recognition of income or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A, e.g., immediately upon the Executive’s death), whereupon the Company will promptly pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided hereunder during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

(iii)                               Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this

Agreement may be subject to Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DIPEXIUM PHARMACEUTICALS, LLC

By:	/s/ David P. Luci
	Name:	David P. Luci
	Title:	Managing Partner

EXECUTIVE:

/s/ David Garrett
David Garrett